UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF  THE SECURITIES EXCHANGE ACT  OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-35078

POINTS.COM INC.

(Exact name of registrant as specified in its charter)

111 Richmond Street West, Suite 700

Toronto, ON, Canada
Telephone: (416) 595-0000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common stock, without par value

(Title of each class of securities covered by this Form)

None

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	X
Rule 12g-4(a)(2)	□
Rule 12h-3(b)(1)(i)	X
Rule 12h-3(b)(1)(ii)	□
Rule 15d-6	□
Rule 15d-22(b)	□

Approximate number of holders of record as of the certification or notice date: One (1)

Pursuant to the requirements of the Securities Exchange Act of 1934, Points.com Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

POINTS.COM INC.

Date: July 11, 2022	By:	/s/ Robert MacLean
	Name:	Robert MacLean
	Title:	Chief Executive Officer